Exhibit 10.10

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

of

VIRTU EMPLOYEE HOLDCO LLC

Dated as of [    ], 2015

i

ii

iii

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) OF VIRTU EMPLOYEE HOLDCO LLC, a Delaware limited liability company (the “Company”), dated as of [    ], 2015, by and among the Company, the Members (as defined below), Vincent Viola, an individual (“Viola”), as the initial Manager, and Virtu Financial LLC, a Delaware limited liability company (“Holdco”).

W I T N E S S E T H :

WHEREAS the Company has been heretofore formed as a limited liability company under the Delaware Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of Delaware on June 24, 2011;

WHEREAS, the Company, the initial Members of the Company and SLP Virtu Investors, LLC, a Delaware limited liability company, previously entered into the initial Limited Liability Company Agreement of the Company, dated as of July 8, 2011, as amended by Amendment No.1 on December 28, 2011 and Amendment No. 2 on May 1, 2013 (the “Initial LLC Agreement”);

WHEREAS, pursuant to the Amended and Restated Limited Liability Company Agreement of Holdco, dated as of April 17, 2011, and effective as of July 8, 2011, by and among Holdco and the members thereof, as amended by Amendment No. 1, dated as of July 8, 2011, Amendment No. 2, dated as of December 28, 2011, Amendment No. 3, dated as of May 1, 2013, and Amendment No. 4, dated as of November 8, 2013 (as amended and restated by the Second Amended and Restated Limited Liability Company Agreement of Holdco, dated and effective as of December 31, 2014) (the “Second A&R LLC Agreement”), Holdco has previously issued Class A-2 Profits Interests of Holdco (“Holdco Class A-2 Profits Interests”) and Class B Interests of Holdco (“Holdco Class B Interests”) to the Company on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to certain letters and notices of grant or issuance, by and between each of the Members, on the one hand, and the Company, on the other hand (the “Grants”), each Member has previously been awarded the right to receive Class A-2 Profits Interests and/or Class B Interests (each as defined below) that correspond to Holdco Class A-2 Profits Interests and/or Holdco Class B Interests, as the case may be, held by the Company, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Liquidation Agreement, dated as of the date hereof, by and among Virtu East MIP LLC, a Delaware limited liability company (“East MIP”), Holdco, the members of East MIP and the Company (the “East MIP Liquidation Agreement”), among other things, (i) East MIP has contributed to the Company certain Holdco Class A-2 Capital Interests in exchange for an equal number of Class A-2 Capital Interests of the Company and, (ii) East MIP has distributed such Class A-2 Capital Interests to certain Members.

WHEREAS, pursuant to the terms of the Reorganization Agreement (the “Reorganization Agreement”), dated as of the date hereof, by and among the Company, Holdco, Virtu Financial, Inc., a Delaware corporation (“Pubco”), and the other Persons listed on the signature pages thereto, the parties thereto have agreed to consummate the reorganization of Holdco contemplated by Section 9.01 of the Second A&R LLC Agreement and to take the other actions contemplated in such Reorganization Agreement (collectively, the “Reorganization”); and

WHEREAS, effective upon the Reorganization, pursuant to Section [2.1(b)(vi)] of the Reorganization Agreement, Holdco adopted the Third Amended and Restated Limited Liability Company Agreement of Holdco, dated as of the date hereof (as the same may be amended from time to time, the “Holdco LLC Agreement”), whereby, among other things, Holdco reclassified each Holdco Class A-2 Capital Interest, Holdco Class A-2 Profits Interest and Holdco Class B Interest outstanding immediately prior to the Reorganization into Common Units of Holdco (“Holdco Common Units”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby agree to amend and restate the Initial LLC Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01                             Definitions.

(a)                                 The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Member nor any Affiliate of any Member shall be deemed to be an Affiliate of any other Member or any of its Affiliates solely by virtue of such Members’ Units.

“Agreement” means this Limited Liability Company Agreement of the Company, as the same may be amended from time to time.

“Algorithmic Liquidity Trading” means trading Financial Assets through the use of an electronically automated trading system that generates order sets (which, for purposes of clarity, can consist of a single order) with the intention of (i) creating profit by providing two-sided liquidity to the market, (ii) making a profit margin consistent with the business of making the bid-offer spread or less per unit of the Financial Asset(s) being traded (including by providing either one-sided or two sided liquidity to the market) or (iii) creating Simultaneous order sets that are generated with the intention of locking in an Arbitrage profit.  For the avoidance of doubt, “Algorithmic Liquidity Trading” does not include trading in which an Order or Orders are manually generated and submitted for execution by a natural person (including, without limitation, Stop Orders, Limit Orders, Volume-Weighted Average Price Orders and other common Order types that may involve multiple instructions to a third party and which may involve such third party employing an algorithm in executing the Order provided the algorithm executes only on one side of the market as a “buy” or “sell” Order, and including a portfolio-rebalancing Order (which for the avoidance of doubt may involve both a “buy” and a “sell” component within a single Order)).

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Arbitrage” means arbitrage consistent with the practice of high frequency trading.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount contributed to the Company by such Member equal to the “Capital Contribution” (if any, and as defined in the Holdco LLC Agreement) contributed by the Company to Holdco with respect to the Attributable Units held or purchased by the Company on behalf of such Member.

“Class A-2 Capital Interests” means Class A-2 limited liability company capital interests of the Company.  Pursuant to the East MIP Liquidation Agreement, (i) such Class A-2 Capital Interests were issued to East MIP in consideration for the contribution of Holdco Class A-2 Capital Interests and (ii) subsequently distributed to certain Members who were Class B Members of East MIP.  Each Holdco Class A-2 Capital Interest so contributed to the Company shall be deemed to be the Attributable Interest (as such term was defined in the Initial LLC Agreement) of one Company Class A-2 Capital Interest so distributed by the Company pursuant to the East MIP Liquidation Agreement.  All Class A-2 Capital Interests have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Class A-2 Profits Interests” means Class A-2 Profits Interests (as such term was defined in the Initial LLC Agreement), all of which have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Class B Interests” means Class B Profits Interests (as such term was defined in the Initial LLC Agreement), all of which have been reclassified into Common Units pursuant to the Reorganization Agreement and this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Unit” means a common limited liability company interest in the Company that corresponds to a Holdco Common Unit issued by Holdco to the Company for the benefit of such Member.

“Competitive Activity” means (i) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an Affiliate providing services to a Competitive Enterprise; (ii) designing or developing any Competitive Technology; (iii) directly or through an Affiliate (A) engaging in Strategy Competition or (B) retaining or otherwise engaging any other Person to undertake any of the actions described in clauses (i), (ii), (iii)(A) or (iv) of this definition; (iv) serving as a director, officer, employee, trader, manager, consultant, agent or advisor of, or otherwise directly or through an Affiliate providing services to any business, financial institution, investment bank or other business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person) that is, or whose Affiliate is, engaged in Strategy Competition, in each case except in a capacity that does not involve or require the Member to engage in any activities described in clauses (i), (ii) or (iii) of this definition above or have any direct management oversight of or involvement in Strategy Competition; (v) acquiring directly or through an Affiliate in the aggregate directly or beneficially, whether as a shareholder, partner, member or otherwise, any equity (including stock options or warrants, whether or not exercisable), voting or profit participation interests (collectively, “Ownership Interests”) in a Competitive Enterprise, or any derivative where the reference asset is an Ownership Interest in a Competitive Enterprise, other than a passive investment of not more than, as calculated at the time of acquisition (but after giving effect to any transaction or transactions to occur in connection with such acquisition), 1% (measured by voting power or value, whichever is greater) of the fully diluted Ownership Interests of a Competitive Enterprise (for the avoidance of doubt, such percentage interest shall be calculated based on the Member’s percentage of direct and indirect ownership of the Competitive Enterprise and not any intermediary, such as a holding company or partnership) (it being understood that this clause (v) shall not apply to prohibit the holding of an Ownership Interest if, at the time of acquisition of such Ownership Interest, the Person in which such direct or indirect Ownership Interest is acquired is not a Competitive Enterprise and the Member is not aware at the time of such acquisition, after reasonable inquiry, that such Person has any plans to become a Competitive Enterprise); or (vi) directly or through an Affiliate owning any Ownership Interests in any Person listed in Schedule A (or any parent company or entity of a Person listed in Schedule A or any successors thereto, other than a parent company or entity that is not a Competitive Enterprise) (a “Restricted Investment”), or any derivative where the reference asset is an Ownership Interest in a Restricted Investment, except to the extent such Ownership Interests or derivatives are held through an index fund, an exchange traded fund, a mutual fund, hedge fund, or other form of collective investment or fund, or through a managed account, in each case, where a third party that is not affiliated with the Member exercises sole investment discretion in respect of such fund or account and such third party has not disclosed at the time Member makes his or its investment that it holds or intends to hold any Ownership Interests in a Restricted Investment.

“Competitive Enterprise” means any Person or business enterprise (in any form, including without limitation as a corporation, partnership, limited liability company or other Person), or subsidiary, division, unit, group or portion thereof, whose primary business is (A) engaging in Strategy Competition; or (B) engaging in any other business in which Holdco or any of its Subsidiaries engages in a material way, or has concrete plans to engage in a material way as of the Relevant Date, in each case as reasonably determined by the Manager.  For the sake of clarity, in the case of a subsidiary, division, unit, group or portion whose primary business is described above: (1) the larger business enterprise or Person owning such subsidiary, division, unit, group or portion shall not be deemed to be a Competitive Enterprise unless the primary business of such larger business enterprise or Person is engaged in Strategy Competition and (2) the subsidiary, division, unit, group or portion whose primary business is engaging in Strategy Competition shall be deemed a Competitive Enterprise.

“Competitive Technology” means any system, program, hardware or software (including any network architecture, system architecture, messaging architecture, trade processing and clearing systems and architecture, database architecture and storage of market and trading data for purposes of statistical analysis, network infrastructure, market data processing and messaging types that support such market data processing, order processing or any other software or hardware): (a) only if developed for one or more financial institution(s) or designed primarily for use by, or sale or license to, one or more financial institutions, is (i) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition to evaluate, route or execute orders or trades in any Financial Asset or (ii) used (or will be used in the future in its current or any enhanced or modified form) in Strategy Competition for the efficient processing and dissemination of market data or messaging for Financial Assets, or (b) in any case, is specifically designed or intended for use in Strategy Competition.

“Control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (i) each Member or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity, (iii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of Holdco, the managing member of Holdco, Pubco (in the event Pubco is not the managing member of Holdco), the Company or an Affiliate controlled thereby, (iv) the Manager and (v) Holdco, in all cases in such capacity.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

“Disposition Event” has the meaning set forth in the certificate of incorporation of Pubco.

“Employee Equity Letters” means those certain Unit Vesting, Equity Retention and Restrictive Covenant Agreements by and between Pubco, Holdco and/or the Members, in each case dated as of the date hereof.

“Equity Purchase Agreements” means (i) the Purchase Agreement by and among Pubco, the Company and certain other members of Holdco and (ii) the Redemption Agreement by and among the Company and certain Members, in each case dated as of the date hereof.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among Pubco, Holdco, the Company and the other holders of Common Units and shares of Class C Common Stock and Class D Common Stock from time to time party thereto.

“Financial Asset” means commodities, currencies, equities, notes, bonds, securities, evidence of indebtedness and derivatives thereof.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fiscal Year” means the Company’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the Manager.

“Form 8-A Effective Time” has the meaning set forth in the Reorganization Agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Holdco IPO” means the initial underwritten public offering of Pubco.

“Holdco Percentage Interest” means “Percentage Interest” (as such term is defined in the Holdco LLC Agreement).

“Holdco Units” means Holdco Common Units and any other Equity Securities of Holdco held by the Company.

“Involuntary Transfer” means any Transfer of Units by a Member resulting from (i) any seizure under levy of attachment or execution, (ii) any bankruptcy (whether voluntary or involuntary), (iii) any Transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property, (iv) any divorce or separation agreement or a final decree of a court in a divorce action or (v) death or permanent disability.

“Jaguar Trading” means trading through the use of electronically automated means to analyze and act upon Economic Numerical Data (i.e., economic data released by government agencies, quasi-governmental agencies, or industry groups commonly tracked by investors (e.g., ADP or Gallup employment data, the Michigan Consumer Sentiment Index and National Association of Realtors home-sale data)) with the intent to enter a position within two seconds after the public (or equivalent) release of such economic numerical data, including by using models and algorithms to predict the effect on prices of such economic numerical data.  Economic Numerical Data does not include financial instrument price and volume data.  Jaguar Trading does not include trading in which each instruction to acquire or dispose of a specified quantity of a single instrument is individually manually generated and submitted for execution by a natural person (and not by any algorithmic means), even if such Order is executed within two seconds after the release of such economic numerical data (for example, and without limitation, the execution of a previously placed Stop Order triggered after the release of economic numerical data).

“Lien” means any pledge, encumbrance, security interest, purchase option, conditional sale agreement, call or similar right.

“Limited Ownership Minimum” has the meaning set forth in the Holdco LLC Agreement.

“Manager” means Viola so long as Viola has not withdrawn or been removed as the Manager pursuant to Section 7.02.

“Member” means any Person named as a Member of the Company on the Member Schedule and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“MIP” means the Virtu Financial LLC Management Incentive Plan, as the same may be amended from time to time.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period,   the “Net Income” and “Net Loss” (each term, as defined in the Holdco LLC Agreement) of the Company relating to the Attributable Units, as adjusted from time to time pursuant to the Holdco LLC Agreement.

“Order” means an instruction to acquire or dispose of a specified quantity or amount of a Financial Asset.

“Paired Interest” has the meaning set forth in the Exchange Agreement.

“Percentage Interest” means, as of any time of determination with respect to any Member, the Holdco Percentage Interest relating to the Attributable Units of such Member, as adjusted from time to time pursuant to the Holdco LLC Agreement.

The sum of the outstanding Percentage Interests of all Members shall at all times equal the sum of the Holdco Percentage Interests attributable to the Holdco Units held by the Company.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Pubco Board” means the board of directors of Pubco.

“Pubco Common Stock” means all classes and series of common stock of Pubco, including the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among Pubco and the stockholders party thereto.

“Regulatory Agency” means the SEC, FINRA, the Financial Services Authority, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company, Holdco or any of Holdco’s Subsidiaries.

“Regulatory Disqualification” means, with respect to any Person, that Person being subject to (i) “statutory disqualification”, as such term is defined in the Exchange Act, or (ii) any other disqualification that would be a basis for censure, limitations on the activities, functions, or operations of, or suspension or revocation of any registration, license or permit of Holdco, the Company or any of their respective Affiliates by any Governmental Authority or Regulatory Agency.

“Relative Percentage Interest” means, with respect to any Member relative to another Member or Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or Members.

“Relevant Date” means, with respect to any Restricted Member, (i) for as long the Termination Date has not occurred with respect to such Restricted Member, the date that such Restricted Member engages in any activity that is prohibited by Section 9.04 and (ii) if the Termination Date has occurred with respect to such Restricted Member, such Termination Date.

“Reorganization Documents” means the Reorganization Agreement, this Agreement, the Holdco LLC Agreement, the Tax Receivable Agreement, the Exchange Agreement, the Registration Rights Agreement, the Employee Equity Letters, the MIP and the Equity Purchase Agreements.

“Restricted Members” means the Members (regardless of whether or not such Persons continue to own Units) other than (i) any Persons identified on Schedule B(1) and (ii) any other Member who is a member of the Pubco Board but not otherwise an employee of Pubco, Holdco or any of their respective Controlled Affiliates.

“Separation Date” means (i) with respect to any Member that is an employee of Pubco, Holdco or any of their respective Controlled Affiliates, such Member’s Termination Date or (ii) with respect to any Member that is a member of the Pubco Board but not otherwise an employee of Pubco, Holdco or any of their respective Controlled Affiliates, such time as the Member ceases to be a member of such board.

(1)	Note to Draft: To include non-employee directors that have previously been awarded Class A-2 Profits Interests.

“Simultaneous” means, with respect to more than one event, the occurrence of such events occurring within 500 milliseconds of each other.

“SL Member” has the meaning set forth in the Holdco LLC Agreement.

“Strategy Competition” means (i) trading activities that utilize trading strategies that constitute Algorithmic Liquidity Trading or Jaguar Trading or (ii) any other strategy in which Holdco or any of its Subsidiaries engages in a material way or has concrete plans to engage in a material way as of the Relevant Date, in each case as reasonably determined by the Manager.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Distribution” means any “Tax Distribution” (if any, and as defined in the Holdco LLC Agreement) made by the Company with respect to the Attributable Units.

“Tax Receivable Agreement” means the Tax Receivable Agreement by and among Pubco, the Company and the other persons listed on the signature pages thereto, dated as of the date hereof.

“Termination Date” means, with respect to any Restricted Member, the date such Restricted Member ceases to be employed by Pubco, Holdco or any of their respective Controlled Affiliates.

“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article VIII.  The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Units” means Common Units or any other class of limited liability interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the membership interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Common Unit” means, on any date of determination, any Unit held by a Member that is not “vested” in accordance with the MIP and such Member’s (or its direct or indirect Transferor’s) applicable Employee Equity Letter.

“Vested Common Unit” means, on any date of determination, any Unit held by a Member that is “vested” in accordance with the MIP and such Member’s (or its direct or indirect Transferor’s) applicable Employee Equity Letter.

“Viola Member” has the meaning set forth in the Holdco LLC Agreement.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Attributable Call Securities	9.05(a)
Attributable Securities	3.01(a)
Attributable Shares	3.01(a)
Attributable Units	3.01(a)
Call Members	9.05(a)
Call Notice	9.05(a)
Call Price	9.05(a)
Call Units	9.05(a)
Company	Preamble
Company Note	9.05(c)
Company Parties	9.04(b)
Confidential Information	12.11(b)
Controlled Entities	10.02(e)
Dissolution Event	11.01(c)
e-mail	12.03
East MIP	Recitals
East MIP Liquidation Agreement	Recitals
Exchange Election	8.02(a)
Expenses	10.02(e)
GAAP	3.03(b)

Term	Section
Grants	Recitals
Holdco	Preamble
Holdco Class A-2 Capital Interests	Recitals
Holdco Class A-2 Profits Interests	Recitals
Holdco Class B Interests	Recitals
Holdco Common Units	Recitals
Holdco LLC Agreement	Recitals
Indemnification Sources	10.02(e)
Indemnitee-Related Entities	10.02(e)(i)
Initial LLC Agreement	Recitals
Investment Company Act	8.01(c)
Jointly Indemnifiable Claims	10.02(e)(ii)
Member Parties	12.11(a)
Member Schedule	3.01(b)
Minimum Annual Payment	9.05(e)
Officers	7.08(a)
PROCESS AGENT	12.05(b)
Pubco	Recitals
Reorganization	Recitals
Reorganization Agreement	Recitals
Section 754 Election	6.02
Tax Matters Partner	6.01
Transferring Member	5.02(b)
Viola	Preamble
Withholding Advances	5.06(b)

Section 1.02                             Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.  As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Members subject to such determination.  Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

ARTICLE II

THE COMPANY

Section 2.01                             Formation.  The Company was formed upon the filing of the certificate of formation of the Company with the Secretary of State of the State of Delaware on June 24, 2011.  The authorized officer or representative, as an “authorized person” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the certificate of formation of the Company and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business.  The authorized officer or representative shall, on request, provide any Member with copies of each such document as filed and recorded.  The Members hereby agree that the Company shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Delaware Act.

Section 2.02                             Name.  The name of the Company is “Virtu Employee Holdco LLC.”  The Company’s business may be conducted under any other name or names deemed advisable by the Manager.

Section 2.03                             Term.  The Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XI.

Section 2.04                             Registered Agent and Registered Office.  The name of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, and the address of such registered agent and the address of the registered office of the Company in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  Such office and such agent may be changed to such place within the

State of Delaware and any successor registered agent, respectively, as may be determined from time to time by the Manager in accordance with the Delaware Act.

Section 2.05                             Purposes.  The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to purchase, sell and hold Holdco Units, shares of Pubco Common Stock and any other Equity Securities of Holdco or Pubco and to carry on any other lawful act or activities consistent therewith and incidental thereto.

Section 2.06                             Powers of the Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07                             Partnership Tax Status.  The Members intend that the Company shall be treated as a partnership for federal, state and local income tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

Section 2.08                             Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Manager.

Section 2.09                             Ownership of Property.  Legal title to all Property, conveyed to, or held by the Company shall reside in the Company and shall be conveyed only in the name of the Company and no Member or any other Person, individually, shall have any ownership of such Property.

ARTICLE III

MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01                             Admission of Members.

(a)                                 The Company has been established as a special purpose investment vehicle through which the Members indirectly hold Equity Securities in Holdco (the “Attributable Units”).  Effective upon the Reorganization, pursuant to [Section 2.1(b)(xviii)] of the Reorganization Agreement, the Company has hereby reclassified each Class A-2 Capital Interest, Class A-2 Profits Interest and Class B Interest outstanding as of immediately prior to the Form 8-A Effective Time (as such term is defined in the Reorganization Agreement) into a number of Common Units equal to the number of Holdco Common Units into which such Class A-2 Capital Interest’s, Class A-2 Profits Interest’s or Class-B Interest’s Attributable Interest (as each such term was defined in the Initial LLC Agreement), as the case may be, has been reclassified pursuant to Section 2.1(b)(vi) of the Reorganization Agreement.   In connection with such reclassification, Common Units reclassified from Class A-2 Capital Interests, Class A-2 Profits Interests or Class B Interests that were subject to vesting restrictions immediately prior to the Reorganization have been hereby reclassified as Unvested Common Units on terms set forth in the Employee Equity Letters and the MIP.  The number and terms of the Common Units held by the Members shall at all times be identical to the number and terms of the Attributable Units that correspond to such Common Units.  In addition to such Attributable Units, the Company shall also hold for the benefit of such Member any corresponding shares of Pubco Common Stock constituting the remainder of any Paired Interests in which such Attributable Units are included (the “Attributable Shares” and, together with any Attributable Units, “Attributable Securities”).

(b)                                 After giving effect to the reclassification described in the second sentence of this Section 3.01(a), each of the Members owns the number of Common Units set forth opposite such Member’s name on the schedule maintained by the Manager on behalf of the Company in accordance herewith (the “Member Schedule”).  The Member Schedule shall also include the number and class of Attributable Securities corresponding to such Common Units.  As soon as reasonably practicable following the execution of this Agreement, the Company shall provide written notice to each Member setting forth the Hypothetical Liquidation Value (as such term is defined in the Holdco LLC Agreement) attributable to such Member’s Attributable Interests, the resulting number of Common Units then owned thereby and the number of Attributable Securities that correspond to such Common Units.  The Member Schedule shall be maintained by the Manager on behalf of the Company in accordance with this Agreement.

(c)                                  From time to time, as determined by the Manager in accordance with the MIP and subject to Section 3.01 of the Holdco LLC Agreement, if Holdco and/or Pubco issues one or more series of Attributable Securities to the Company for the benefit of Persons employed by or otherwise performing services for Holdco or any of its Subsidiaries in accordance with the Holdco LLC Agreement, then the Company shall admit as a Member (if such Person is not already a Member) and issue to such Member Units that shall correspond to the Attributable Securities issued to the Company for the benefit of such Person.

(d)                                 When any Attributable Units that have been issued to the Company for the benefit of any Person employed by or otherwise performing services for Holdco are issued, repurchased, redeemed, converted, changed or forfeited (including with respect to Percentage Interest) by Holdco in accordance with the Holdco LLC Agreement, (i) Pubco shall, to the extent applicable, issue, repurchase, redeem, convert, change or forfeit, as the case may be, any shares of Pubco Common Stock constituting the remainder of any Paired Interests in which such Attributable Units are included and (ii) the Company shall, except to the extent otherwise set forth herein, accordingly issue, repurchase, redeem, convert, change or forfeit, as the case may be, the Units to which such Attributable Securities correspond, and the Member Schedule shall be amended by the Manager to reflect such issuance, repurchase, redemption, conversion or change and the resulting Percentage Interest of each Member.  The Company shall not issue, repurchase, redeem, convert, change or forfeit, as the case may be, any Units unless (x) Holdco has issued, repurchased, redeemed, converted, changed or forfeited, as the case may be, Attributable Units to which such Units correspond and (y) Pubco has, to the extent applicable, issued, repurchased, redeemed, converted, changed or forfeited, as the case may be, any shares of Pubco Common Stock constituting the remainder of any Paired Interests in which such Attributable Units are included.  In addition, when any Units are Transferred in accordance with this Agreement, the Member Schedule shall be amended by the Manager to reflect such Transfer, the admission of additional or substitute Members and the resulting Percentage Interest of each Member.  Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein.

(e)                                  Unvested Common Units shall be subject to the terms of the MIP and any applicable Employee Equity Letters, and the managing member of Holdco shall have sole and absolute discretion to interpret and administer the MIP and Employee Equity Letters and to adopt such amendments thereto or otherwise determine the terms and conditions of such Unvested Common Units in accordance with this Agreement and the applicable Employee Equity Letters.  Distributions shall not be made in respect of Unvested Common Units (other than Unvested Common Units that correspond to Participating Unvested Common Units (as such term is defined in the Holdco LLC Agreement)).  Unvested Common Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company and shall not be entitled to any distributions pursuant to Section 5.03.

Section 3.02                             Substitute Members and Additional Members.

(a)                                 No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any class voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Manager deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement.  Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member.  A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred.  As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member.  In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Member Schedule) in connection therewith shall only require execution by the Company and such Substitute Member or Additional Member, as applicable, to be effective.

(b)                                 If a Member shall Transfer all (but not less than all) its Units, the Member shall thereupon cease to be a Member of the Company.

Section 3.03                             Tax and Accounting Information.

(a)                                 Accounting Decisions and Reliance on Others.  All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager in accordance with Applicable Law and with accounting methods followed for federal income tax purposes.  In making such decisions, the Manager may rely upon the advice of the independent accountants of the Company.

(b)                                 Records and Accounting Maintained.  The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”).  The Fiscal Year of the Company shall be used for financial reporting and for federal income tax purposes.

(c)                                  Financial Reports.  If determined by the Manager, the books and records of the Company may be audited as of the end of each Fiscal Year by an accounting firm selected by the Manager.

(d)                                 Tax Returns.

(i)                                     The Company shall cause to be prepared by an accounting firm federal, state, local and foreign tax returns (including information returns) of the Company, which may be required by a jurisdiction in which the Company, Holdco and Holdco’s Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed; and shall cause such returns to be filed.

(ii)                                  The Company shall furnish to each Member (a) all information concerning the Company required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report (including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; (b) such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) such other information concerning the Company that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

(e)                                  Inconsistent Positions.  No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item.

Section 3.04                             Books and Records.  The Company shall keep full and accurate books of account and other records of the Company at its principal place of business.  No Member shall have any right to inspect the books and records of the Company or any of its Subsidiaries.

ARTICLE IV

ADDITIONAL ISSUANCES OF UNITS

Section 4.01                             Additional Issuances of Units.  The Company shall not issue any interests or other Equity Securities, except for Units issued to Persons employed by or otherwise performing services for Holdco or any of its Subsidiaries in connection with an issuance by Holdco to the Company of Attributable Units for the benefit of such Persons and any applicable issuance by Pubco of any shares of Pubco Common Stock constituting the remainder of any Paired Interests in which such Attributable Units are included.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS

Section 5.01                             Capital Contributions.

(a)                                 From and after the date hereof, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to make any further Capital Contribution.

(b)                                 RESERVED.

(c)                                  Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

Section 5.02                             Capital Accounts.

(a)                                 Maintenance of Capital Accounts.  The Company shall maintain a Capital Account for each Member on the books of the Company equal to the share of the Capital Account (as defined in the Holdco LLC Agreement) of the Company attributable to the Attributable Units of such Member, as adjusted from time to time pursuant to the Holdco LLC Agreement in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv); provided, that if Holdco ceases to maintain Capital Accounts (as defined in the Holdco LLC Agreement), the Manager shall be authorized to establish and maintain a Capital Account for each Member on the books of the Company on an equitable basis and in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

(b)                                 Succession to Capital Accounts.  In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferring Member”) to the extent such Capital Account relates to the Transferred Units.

(c)                                  RESERVED.

(d)                                 No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein.  A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member.  Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e)                                  Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

Section 5.03                             Amounts and Priority of Distributions.

(a)                                 Distributions Generally. Except as otherwise provided in Section 11.02, distributions shall be made to a Member as set forth in this Section 5.03, at such times and in such amounts as made by Holdco in respect of such Member’s Attributable Units.

(b)                                 Distributions to the Members.  Subject to Section 5.03(e) and Section 5.03(f), the Company shall promptly distribute to a Member the proceeds of any distribution received by the Company from Holdco in respect of such Member’s Attributable Units.

(c)                                  RESERVED.

(d)                                 Distributions in Kind.  Except for Holdco Units or shares of Pubco Common Stock, if any, received by the Company in respect of such Member’s Attributable Units, the Company shall promptly distribute to a Member any in kind distribution received by the Company from Holdco in respect of such Member’s Attributable Units.

(e)                                  Tax Distributions.  Promptly following receipt by the Company of any Tax Distribution in respect of the Attributable Units of a Member, the Company shall distribute the proceeds of such Tax Distribution to such Member.

(f)                                   Pre-IPO Profits Distribution.  Notwithstanding Section 5.03(b), any distributions made to the Company by Holdco pursuant to Section 5.03(f) of the Holdco LLC Agreement shall be distributed to the Members that held Class A-2 Profits Interests as of immediately prior to the Reorganization, in proportion to their respective Available Cash Flow Percentages (as such term was defined in the Initial LLC Agreement) as of immediately prior to the Reorganization.

Section 5.04                             Allocations.  All items of income, gain, loss or deduction of the Company for any Fiscal Year shall be allocated among the Members in a manner consistent with the allocations of income, gain, loss or deduction provided for in the Holdco LLC Agreement as if the Members held directly their Attributable Units; provided, that the Manager may make such adjustments as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Members.

Section 5.05                             Other Allocation Rules.

(a)                                 Interim Allocations Due to Percentage Adjustment.  If a Percentage Interest is the subject of a Transfer or the Members’ Units in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of income, gain, loss or deduction (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question.  Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder.  As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferring Member with respect to the transferred Units.

Section 5.06                             Tax Withholding; Withholding Advances.

(a)                                 Tax Withholding.

(i)                                     If requested by the Manager, each Member shall, if able to do so, deliver to the Manager:  (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other law;
(B) any certificate that the Company may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such law.  In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.06(b).

(ii)                                  After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member.  In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b)                                 Withholding Advances.  To the extent the Company is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.

(c)                                  Repayment of Withholding Advances.  All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Manager and the affected Member be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.  Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d)                                 Withholding Advances — Reimbursement of Liabilities.  Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01                             Tax Matters Partner.  The “Tax Matters Partner” (as such term is defined in Section 6231(a)(7) of the Code) of the Company shall be designated by the Manager.  The Tax Matters Partner shall use its reasonable efforts to comply with the responsibilities outlined in Sections 6221 through 6233 of the Code (including the Treasury Regulations promulgated thereunder) and shall have any powers necessary to perform fully in such capacity, subject to, in each case, the authority of the Manager in connection therewith.  The Manager is authorized to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and shall keep the Members promptly informed of any such administrative and judicial proceedings.  The Manager and the Tax Matters Partner shall be entitled to be reimbursed by the Company for all reasonable third-party costs and expenses incurred by them in connection with any administrative or judicial proceeding affecting tax matters of the Company and the Members in their capacity as such.  Neither the Manager nor the Tax Matters Partner shall bind any Member to any settlement agreement or closing agreement without such Member’s prior written consent.  Any Member who enters into a settlement agreement with any tax authority with respect to any Company item shall notify the Manager of such settlement agreement and its terms within thirty (30) calendar days after the date of settlement.  This provision shall survive any termination of this Agreement.

Section 6.02                             Section 754 Election.  The Company has previously made Company an election (a “Section 754 Election”) under Section 754 of the Code (and a corresponding election under state and local law).

Section 6.03                             RESERVED.

Section 6.04                             RESERVED.

Section 6.05                             Debt Allocation.  Indebtedness of the Company treated as a “nonrecourse liability” (as defined in Treasury Regulation Section 1.752-1(a)(2)) shall be allocated to the Members based on their Relative Percentage Interests.

ARTICLE VII

MANAGEMENT OF THE COMPANY

Section 7.01                             Management by the Manager.  Except as otherwise specifically set forth in this Agreement, the Manager shall be deemed to be a “manager” for purposes of applying the Delaware Act.  Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company shall be managed, operated and controlled by the Manager in accordance with the terms of this Agreement and no other Members shall have management authority or rights over the Company.  The Manager is, to the extent of its rights and powers set forth in this

Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right).  Except as expressly provided in this Agreement, the Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company.  The Manager may delegate to Members, employees, officers or agents of the Company in his discretion the authority to sign agreements and other documents on behalf of the Company.

Section 7.02                             Withdrawal or Removal of the Manager.  Viola shall be the Manager until such time as he withdraws as Manager or is removed by Holdco, at which time Holdco or its designee shall be appointed as and have all rights and obligations of the Manager set forth herein and all references to the authority and discretion of the “Manager” herein shall be deemed to refer to the authority and discretion of Holdco acting by action of its managing member pursuant to Section 7.01 of the Holdco LLC Agreement.

Section 7.03                             Decisions by the Members.

(a)                                 The Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such individual or firm with respect to the Company as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Company.  For the avoidance of doubt, except as otherwise determined by the Manager (including pursuant to Section 9.09), no Member shall have the right to grant or otherwise determine any vote, approval or consent with respect any Attributable Securities held on behalf of such Member if and until such Attributable Securities have been distributed to such Member or are otherwise held directly thereby and, until such time, the Company shall retain all power and authority to provide any vote, approval or consent with respect to such Attributable Securities at the direction of the Manager; provided that, with respect to any election of directors of the Pubco Board, the Manager shall direct the Company to vote any Attributable Securities entitled to vote in such election in favor of the nominees recommended by the Pubco Board.

(b)                                 Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company.  Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Members or any class of Members shall require the approval of the Manager and a majority in interest of the Members or such class of Members, as the case may be, by (i) resolution at a duly convened meeting of the Members or such class of Members, as the case may be, or (ii) written consent of the Manager and a majority in interest of the Members or such class of Members, as the case may be, in each case, based on the Relative Percentage Interests thereof.  Except as expressly provided herein, all Members shall vote together as a single class on any matter subject to the vote, approval or consent of the Members.  In the case of any such approval, a majority in interest of the Members or any class of Members, as the case may be, may call a meeting of the Members or such class of Members at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon.  Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Members or such class of Members, as the case may be.  Unless waived by any such Member in writing, notice of any such meeting shall be given to each Member or Member of such class, as the case may be, at least four (4) days prior thereto.  Attendance or participation of a Member at a meeting shall constitute a waiver of notice of such meeting, except when such Member attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened.  Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Members sufficient to approve such action pursuant to this Section 7.03(b).  A copy of any such consent in writing will be provided to the Members promptly thereafter.

Section 7.04                             RESERVED.

Section 7.05                             RESERVED.

Section 7.06                             RESERVED.

Section 7.07                             WAIVER OF FIDUCIARY DUTIES. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER AGREEMENT CONTEMPLATED HEREIN OR APPLICABLE PROVISIONS OF LAW OR EQUITY OR OTHERWISE, THE PARTIES HERETO HEREBY AGREE THAT PURSUANT TO THE AUTHORITY OF SECTIONS 18-1101(c)-(e) OF THE DELAWARE ACT, THE PARTIES HERETO HEREBY ELIMINATE ANY AND ALL FIDUCIARY DUTIES THE MANAGER OR ANY MEMBER MAY HAVE TO SUCH PARTIES HEREUNDER AND HEREBY AGREE THAT THE MANAGER AND THE MEMBERS SHALL HAVE NO FIDUCIARY DUTY HEREUNDER TO THE COMPANY OR ANY OTHER MEMBER OR OTHER PARTY TO THIS AGREEMENT, PROVIDED THAT SUCH EXCLUSION OR LIMITATION OF LIABILITY SHALL NOT EXTEND TO MISAPPROPRIATION OF ASSETS OR FUNDS OF THE COMPANY OR OTHER ACTS OR OMISSIONS THAT CONSTITUTE A BAD FAITH VIOLATION OF THE IMPLIED CONTRACTUAL COVENANT OF GOOD FAITH AND FAIR DEALING.

Section 7.08                             Officers.

(a)                                 Appointment of Officers.  The Manager may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Manager determines are necessary and appropriate.  No Officer need be a Member.  An individual may be appointed to more than one office.

(b)                                 Authority of Officers.  The Officers shall have the duties, rights, powers and authority as may be prescribed by the Manager from time to time.

(c)                                  Removal, Resignation and Filling of Vacancy of Officers.  The Manager may remove any Officer, for any reason or for no reason, at any time.  Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective.  Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement.  A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Manager.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01                             Restrictions on Transfers.

(a)                                 Except as expressly permitted by Section 8.02 (only to the extent permitted by Section 8.01(b), Section 8.01(c), Section 8.01(d), Section 8.01(e), any underwriter lock-up agreement applicable to such Member, such Member’s Employee Equity Letter and/or any other agreement between such Member and the Company, Holdco, Pubco or any of their Controlled Affiliates), without the prior written approval of the Manager, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Company pursuant thereto.  Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Member of Units in violation of this Agreement (and a breach of this Agreement by such Member) and shall be null and void ab initio.

(b)                                 Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i)                                     the Transferor shall have provided to the Company prior notice of such Transfer; and

(ii)                                  the Transfer shall comply with all Applicable Laws and not result in any Regulatory Disqualification.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, no Member shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if, in the reasonable discretion of the Manager, such Transfer would cause the Company (i) to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and the

Regulations promulgated thereunder or (ii) require the Company to be registered as an investment company under the United States Investment Company Act of 1940 (the “Investment Company Act”).  In addition, notwithstanding any provision of this Agreement to the contrary, to the extent the Units do not meet the requirements of Treasury Regulation Section 1.7704-1(h), the Manager shall impose such restrictions on the direct or indirect Transfer of Units or other interests in the Company as are necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

(d)                                 Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

(e)                                  For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, any Transfer of Units by any Restricted Member shall be subject to the restrictions on Transfer attached hereto as Exhibit B.

Section 8.02                             Exchange Elections.

(a)                                 Subject to Section 8.02(b), a Member may receive shares of Class A Common Stock (to the extent such shares of Class A Common Stock may be Transferred pursuant to such Member’s Employee Equity Letter) as contemplated by this Section 8.02(a), subject to the delivery to the Company of a written election in the form attached hereto as Exhibit A of its intention to receive such shares of Class A Common Stock (a “Exchange Election”) and compliance with this Section 8.02(a).  The Manager shall select for the consummation of the transactions contemplated by such Exchange Election a date not later than thirty (30) calendar days (or, if later, as required under Applicable Law) after receipt of such Exchange Election.  On such date, if the Company has not previously elected to exercise its repurchase rights pursuant to Section 9.05 to the extent applicable at such time upon receipt of such Exchange Election and as contemplated thereby, (i) the Manager shall cause the Company to distribute to such Transferring Member the Attributable Units that correspond to any Vested Common Units designated to be Transferred in such Exchange Election (together with any shares of Class A Common Stock constituting the remainder of any Paired Interests in which such Attributable Units were included), which Vested Common Units shall be cancelled in full redemption thereof without any further consideration being paid to such Vested Common Units other than amounts (if any) actually paid to the Company under the Tax Receivable Agreement in respect of such Attributable Securities (and, to the extent such Transferring Member no longer owns any other Units, such Transferring Member shall cease to be a Member of the Company), (ii) the Company shall assign to such Member, and such Member shall assume, the Company’s rights and obligations under the Exchange Agreement, the Registration Rights Agreement and the Holdco LLC Agreement, in each case, solely to the extent applicable to such Attributable Securities and (iii) such Transferring Member shall immediately exchange such Attributable Securities for shares of Class A Common Stock pursuant to the Exchange Agreement (and such Transferring Member shall cease to be a Member of Holdco with respect to any such Attributable Units).  Any such Transferring Member shall execute and deliver any documentation reasonably required by the Company to consummate the foregoing transactions.

(b)                                 Notwithstanding  Section 8.02(a), no Member shall be entitled to make an Exchange Election or otherwise Transfer any Units thereof during the period commencing on the Separation Date of the Member and ending on the earlier to occur of (i) the Company waiving in writing its right to deliver a Call Notice (as defined below) with respect to such Units pursuant to Section 9.05(a) and (ii) the Company failing to deliver a Call Notice on or prior to the date that is thirty (30) calendar days following such Separation Date with respect to such Units pursuant to Section 9.05(a).

Section 8.03                             RESERVED.

Section 8.04                             RESERVED.

Section 8.05                             RESERVED.

Section 8.06                             Registration of Transfers.  When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

ARTICLE IX

CERTAIN OTHER AGREEMENTS

Section 9.01                             Underwriter Lock-Up Agreements.  Pursuant to the Initial LLC Agreement, each Member has previously appointed the Company as its true and lawful proxy and attorney-in-fact, with full power of substitution, to execute a “lock-up” agreement in respect of any Holdco Units or shares of Pubco Common Stock distributed to such Member on or after the Holdco IPO and such other documentation as has been or shall be reasonably requested by the underwriters of the Holdco IPO.

Section 9.02                             RESERVED.

Section 9.03                             RESERVED.

Section 9.04                             Non-Compete; Non-Solicitation.   Each Restricted Member agrees for the benefit of the Company, Holdco, each SL Member and each Viola Member that:

(a)                                 No Restricted Member shall directly or indirectly engage in any Competitive Activity from and after the date hereof until the third (3rd) anniversary following such Restricted Member’s Termination Date.

(b)                                 The Restricted Members shall not directly or indirectly solicit, or assist any other Person to solicit, as an employee or consultant any employee, former employee or Restricted Member of the Company, Holdco or any of Holdco’s

Subsidiaries (the “Company Parties”) until the third (3rd) anniversary following such Restricted Member’s Termination Date.

(c)                                  The Restricted Members shall not, and shall cause their respective Controlled Affiliates not to, hire, or assist any other Person to hire, as an employee or consultant any employee, former employee, Member or retired Member of the Company Parties until the third (3rd) anniversary following such Restricted Member’s Termination Date.

(d)                                 No Member shall take, and each Member shall take reasonable steps to cause its Affiliates not to take, any action or make any public statement, whether or not in writing, that disparages or denigrates the Company Parties or their respective directors, officers, employees, members, representatives and agents; provided, however, that nothing in this Section 9.04(d) shall prevent any Member from (i) testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested, or (ii) complying with applicable legal requirements.

(e)                                  RESERVED.

(f)                                   RESERVED.

(g)                                  Each Restricted Member agrees that (i) the agreements and covenants contained in this Section 9.04 are reasonable in scope and duration, an integral part of the transactions contemplated by this Agreement, by the MTH Transaction Documents (as such term is defined in the Holdco LLC Agreement) and the Reorganization Documents and necessary to protect and preserve the Members’ and Company Parties’ legitimate business interests and to prevent any unfair advantage conferred on such Restricted Member taking into account and in specific consideration of the undertakings and obligations of the parties under the Agreement, the MTH Transaction Documents and the Reorganization Documents, (ii) but for each Restricted Member’s agreement to be bound by the agreements and covenants contained under this Section 9.04, the SL Members, the Viola Members and the Company Parties would not have entered into or consummated those transactions contemplated the Agreement, the MTH Transaction Documents and the Reorganization Documents and (iii) that irreparable harm would result to the SL Members, the Viola Members and the Company Parties as a result of a violation or breach (or potential violation or breach) by such Restricted Member (or his Affiliates) of this Section 9.04.  In addition, each Restricted Member agrees that each of the following parties shall have the right to specifically enforce the provisions of this Section 9.04 in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which such parties are entitled at law or in equity:

(x)         the Company Parties against any Restricted Member;

(y)         the SL Members against any Restricted Member so long as it meets the Limited Ownership Minimum; and

(z)                the Viola Members against any Restricted Member so long as it meets the Limited Ownership Minimum.

If a final judgment of a court of competent jurisdiction or other Governmental Authority determines that any term, provision, covenant or restriction contained in this Section 9.04 is invalid or unenforceable, then the parties hereto agree that the court of competent jurisdiction or other Governmental Authority will have the power to modify this Section 9.04 (including by reducing the scope, duration or geographic area of the term or provision, deleting specific words or phrases or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision) so as to effect the original intention of the invalid or unenforceable term or provision.  To the fullest extent permitted by law, in the event that any proceeding is brought under or in connection with this Section 9.04, the prevailing party in such proceeding (whether at final or on appeal) shall be entitled to recover from the other party all costs, expenses, and reasonable attorneys’ fees incident to any such proceeding.  The term “prevailing party” as used herein means the party in whose favor the final judgment or award is entered in any such proceeding.

Section 9.05                             Company Call Right.

(a)                                 (i) On or after a Member’s Separation Date or (ii) in connection with any Involuntary Transfer, Holdco or Pubco may, in Pubco’s sole discretion, elect to purchase any or all of the vested Attributable Securities (“Attributable Call Securities”) held by the Company that correspond to the Vested Common Units of such Member or, in the case of any Involuntary Transfer, that correspond to any such Units transferred to such Transferee (each such Member or Transferee, a “Call Members” and such Units, “Call Units”)) at any time by delivery of a written notice (a “Call Notice”) by the Manager to such Call Member(s) on or prior to the date that is sixty (60) calendar days following such Separation Date.  The Call Notice shall set forth the Call Price and the proposed closing date of Holdco’s or Pubco’s, as applicable, purchase of such Attributable Call Securities; provided that such closing date shall occur within ninety (90) days following the date of such Call Notice.  In the event that Holdco or Pubco do not elect to purchase any or all of Attributable Call Securities held by the Company that correspond to such Call Units, the Company may nevertheless in its sole discretion elect to purchase from such Call Member any or all of such Call Units that correspond to such Attributable Call Securities in the same manner as if Holdco and Pubco had elected to purchase such Attributable Call Securities.  At the closing of any such sale, (x) each Call Member shall deliver to the Company for cancellation its Call Units that correspond to such Attributable Call Securities, duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the Company and accompanied by all requisite transfer taxes, if any in exchange for a purchase price equal to the fair market value of such Call Units (as determined by the Manager in its sole discretion) (the “Call Price”), which may be paid the form of a Company Note pursuant to Section 9.05(c), (y) such Call Units shall be free and clear of any Liens and (z) each Call Member shall so represent and warrant and further represent and warrant that it is the sole beneficial and record owner of such Call Units.  Following such closing, any such Call

Member shall no longer be entitled to any rights in respect of such Call Units, including any distributions of the Company thereupon (other than the payment of (A) the Call Price at such closing and (B) amounts (if any) actually paid to the Company under the Tax Receivable Agreement in respect of such Attributable Call Securities), and, to the extent any such Call Member does not hold any Units thereafter, shall thereupon cease to be a Member of the Company.  Any post-termination payments in respect of such Call Units (including under the Company Note and any Minimum Annual Payments (as defined below) shall be conditioned on the Member executing and delivering (and not revoking) a waiver and release of claims satisfactory to Holdco and Pubco within 60 days following the Separation Date; provided that if such 60 day period spans two taxable years of the Member, then the first post-termination payment shall commence in the second taxable year (but in all events after the release has become effective).  Notwithstanding the definition of “Call Price”, in the event of a breach by the Member of Section 9.04, (1) the “Call Price” shall be no or nominal consideration as determined in the Manager’s sole discretion, and 2B) to the extent a Company Note has been issued to such Call Member, or consideration payable pursuant to this Section 9.05 is otherwise payable in installments (including any Minimum Annual Payment),  all remaining amounts payable to such Call Member shall be deemed forfeited.

(b)                                 For the avoidance of doubt, upon the Separation Date of any Member, all Unvested Common Units held by such Member shall be forfeited without the payment of any consideration.

(c)                                  The Company shall have the option in the Manager’s sole discretion to settle its obligations to purchase all or any portion of the Call Units pursuant to this Section 9.05 by delivery to such Call Member at the closing of the purchase of such Call Units a promissory note of Holdco in a face amount equal to the Call Price of such Call Units (a “Company Note”).  Each Company Note shall be subject to this Section 9.05 and bear interest at a rate of five percent (5%) per annum.  Each Company Note (i) shall be subordinated to the prior payment in full of all of the Company’s indebtedness for borrowed money, (ii) shall mature no later than the three-year anniversary of the date of the Call Notice and (iii) all principal and accrued interest thereon shall accrue become payable on such maturity date or, at the election of the Manager in its sole discretion, in earlier installments.

(d)                                 In furtherance of the foregoing, the Manager may elect, in its sole discretion, to cause the Company to, and Holdco acknowledges that the Company may, in lieu of a purchase of Call Units pursuant to Section 9.05(a), (i) distribute to such Call Member the Attributable Call Securities that correspond to such Call Units and (ii) Holdco shall repurchase such Attributable Call Securities from such Call Member for consideration (including in the form of a Company Note) equal to the consideration such Member would have received pursuant to Section 9.05(a) with respect to such Call Member’s Call Units.  Upon such a repurchase, the Call Units and Attributable Call Securities held by such Call Member shall be cancelled and such Call Member shall cease to be a Member of the Company or Holdco or a stockholder of Pubco with respect to such Call Units and Attributable Call Securities.

(e)                                  Notwithstanding the definition of “Call Price”, if (i) the Member is terminated by Holdco without Cause (as defined in the MIP) (and other than due to death or disability) or terminates his or her employment with or without “good reason” and (ii) payments for the repurchase of any Call Units in accordance with this Section 9.05, would result in such Call Member receiving less than the greater of (x) such Member’s annual base salary at the time of termination of employment and (y) $250,000 (such greater amount, the “Minimum Annual Payment”), per year, for the three year period following termination of employment in respect thereof, Holdco (or the Company, as applicable) may, at its sole discretion, provide such Call Member with additional amounts such that he or she receives up to the Minimum Annual Payment.

Section 9.06                             RESERVED.

Section 9.07                             RESERVED.

Section 9.08                             Termination of Certain Provisions.  Notwithstanding anything to the contrary herein, upon the consummation of a Disposition Event, the following provisions shall be deemed automatically terminated: Section 8.01 (but not the requirement under Section 8.01(b)(ii) that such Transfer comply with Applicable Laws and Section 8.01(c)), Section 9.05 and Section 12.10.

Section 9.09                             Holdco.   In applying the provisions of this Agreement (including Article V, Article VI, Article VII, Article VIII and Article IX), and in order to determine equitably the rights and obligations of the Company and the Members, the Manager, the Company, Holdco and Pubco may treat any Member as if it were (i) a member of Holdco and a direct holder of the underlying Attributable Units owned by the Company and (ii) a stockholder of Pubco and a direct holder of the underlying Attributable Shares owned by the Company.  Accordingly, upon (x) any issuance of additional Holdco Units or shares of Pubco Common Stock to the Company for the benefit of any Member (or the occurrence of any event that causes the repurchase or forfeiture of any Holdco Units or shares of Pubco Common Stock), (y) the Transfer of Holdco Units or shares of Pubco Common Stock by the Company or (z) any merger, consolidation, sale of all or substantially all of the assets of Holdco, issuance of debt or other similar capital transaction of Holdco, the Manager, the Company and/or Holdco may take any action or make any adjustment with respect to the Units to replicate, as closely as possible, such actions (including the effects thereof), and the Members shall take all actions reasonably requested by the Manager in connection therewith and this Section 9.09.

ARTICLE X

LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 10.01                      Limitation on Liability.  The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided that the foregoing shall not alter a Member’s obligation to return funds wrongfully distributed to it.

Section 10.02                      Exculpation and Indemnification.

(a)                                 No Covered Person described in clause (iii), (iv) or (v) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company.  There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b)                                 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)                                  The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of a Covered Person not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Company or (ii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement (including Section 9.04).  If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, other than (x) by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company or constituted a willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company or (y) as a result of any breach by such Covered Person of Section 9.04, the Company shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation.  If for any reason (other than the bad faith of a Covered Person or the willful commission by such Covered Person of an act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations.  There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d)                                 The obligations of the Company under Section 10.02(c) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

(e)                                  Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Company and/or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Delaware Act, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities.  Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Company or any Controlled Entity under the Indemnification Sources.  In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the

Company and/or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Company and/or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.  The Company and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 10.02(e), entitled to enforce this Section 10.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement.  The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 10.02(e) as though each such Controlled Entity was the “Company” under this Agreement.  For purposes of this Section 10.02(e), the following terms shall have the following meanings:

(i)                                     The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii)                                  The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.01                      Dissolution.

(a)                                 The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02.

(b)                                 No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

(c)                                  The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)                                     The expiration of forty-five (45) days after the sale or other disposition of all or substantially all the assets of the Company; or

(ii)                                  upon the approval of the Manager.

(d)                                 The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 11.02                      Winding Up of the Company.

(a)                                 The Manager shall promptly notify the other Members of any Dissolution Event.  Upon dissolution, the Company’s business shall be liquidated in an orderly manner.  The Manager shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement.  In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b)                                 The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i)                                     first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)                                  second, to the Members in the same manner as distributions under Section 5.03(b), subject to Section 5.03(e).

(c)                                  Distribution of Property.  In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 11.02, the liquidating trustee shall have the right to compel each Member to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Member, corresponding as nearly as possible to such Member’s Relative Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 11.03                      Termination.  The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XI, and the certificate of formation of the Company shall have been cancelled in the manner required by the Delaware Act.

Section 11.04                      Survival.  Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE XII

MISCELLANEOUS

Section 12.01                      Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that Holdco shall reimburse the Manager and the Company for any reasonable expenses incurred on behalf of the Company in accordance with the business and operations of the Company conducted in accordance with the terms hereof.

Section 12.02                      Further Assurances.  Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 12.03                      Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Member Schedule hereto or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.04                      Binding Effect; Benefit; Assignment.

(a)                                 The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 Except as provided in Article VIII, no Member may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the Manager.

Section 12.05                      Jurisdiction.

(a)                                 The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.

(b)                                 EACH OF THE COMPANY AND THE MEMBERS HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT CORPORATION TRUST CENTER, 1209 ORANGE STREET, WILMINGTON, NEW CASTLE COUNTY, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY BY CERTIFIED MAIL AT THE ADDRESS SPECIFIED FOR SUCH PARTY ON THE MEMBER SCHEDULE HERETO OR TO SUCH OTHER ADDRESS AS SUCH PARTY MAY HEREAFTER SPECIFY FOR THE PURPOSE BY NOTICE TO THE OTHER PARTIES HERETO.

EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 12.06                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.07                      Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.08                      Entire Agreement.  This Agreement, the other Reorganization Documents and the Grants constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto, except to the extent provided herein with respect to Indemnitee-Related Entities, SL Members, Holdco or Pubco, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 12.09                      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 12.10                      Amendment.  This Agreement can be amended at any time and from time to time by (i) the Manager and (ii) Holdco without the prior written consent of the Members; provided that without the prior written consent of the SL

Members, no amendment to this Agreement may adversely modify the express rights of the SL Members set forth in Section 9.04 (only so long as the SL Members are entitled to such express rights), Section 12.08 and this Section 12.10.

Section 12.11                      Confidentiality.

(a)                                 Each of the Members shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Member Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Member Party who agrees to keep such Confidential Information confidential in accordance with this Section 12.11, in each case without the express consent, in the case of Confidential Information acquired from the Company or, in the case of Confidential Information acquired from another Member, such other Member, unless:

(i)                                     such disclosure shall be required by Applicable Law;

(ii)                                  such disclosure is reasonably required in connection with any tax audit involving the Company or any Member or its Affiliates;

(iii)                               such disclosure is reasonably required in connection with any litigation against or involving the Company or any Member; or

(iv)                              such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Member’s Units in the Company; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Manager so that it may require any proposed Transferee that is not a Member to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 12.11 (excluding this clause (iv)) prior to the disclosure of such Confidential Information.

(b)                                 “Confidential Information” means any information related to the activities of the Company, the Members and their respective Affiliates that a Member may acquire from the Company or the Members, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Member), (ii) was available to a Member on a non-confidential basis prior to its disclosure to such Member by the Company, or (iii) becomes available to a Member on a non-confidential basis from a third party, provided such third party is not known by such Member, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company.  Such Confidential Information may include information that pertains or relates to the business and affairs of any other Member or any other Company matters. Confidential Information may be used by a Member and its Member Parties only in connection with Company matters and in connection with the maintenance of its interest in the Company.

(c)                                  In the event that any Member or any Member Parties of such Member is required to disclose any of the Confidential Information, such Member shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Member shall use reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 12.11, such Member and its Member Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d)                                 Notwithstanding anything in this Agreement to the contrary, each Member may disclose to (i) any persons the U.S. federal income tax treatment and tax structure of the Company or (ii) any subsequent employer the restrictions to which such Member is subject to pursuant to Section 9.04.  For purposes of clause (i), “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Company and does not include information relating to the identity of the Company or any Member.

Section 12.12                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Limited Liability Company Agreement to be duly executed as of the day and year first written above.

VIRTU EMPLOYEE HOLDCO LLC

By:
Name:
Title:

VIRTU FINANCIAL LLC

By:
Name:
Title:

VINCENT VIOLA

[Signature Page to Amended and Restated Limited Liability Company Agreement of Virtu Employee Holdco LLC]

Exhibit A
Form of Exchange Election

[To come.]

A-1

Exhibit B
Lock-Up Restrictions

(a)                                 Except as otherwise provided in this Exhibit B, without the prior written consent of Pubco, the Restricted Member will not directly or indirectly Transfer all or any part of its Pre-IPO Securities or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or receive or have any economic interest in distributions or advances from Pubco or Holdco pursuant thereto (the foregoing restrictions are hereinafter referred to as the “Lock-Up Restrictions”).

(b)                                 Except as may be otherwise expressly provided in such Restricted Member’s Employee Equity Letter, the Lock-Up Restrictions shall cease to apply to the Pre-IPO Securities as follows:

(i)                                     upon the consummation of the Holdco IPO, each Restricted Member may Transfer up to 15% of its Pre-IPO Securities pursuant to the Equity Purchase Agreements, to the extent such Pre-IPO Securities have vested;

(ii)                                  on and after the first (1st) anniversary of the consummation of the Holdco IPO, each Restricted Member may Transfer up to a cumulative 30% of its Pre-IPO Securities, to the extent such Pre-IPO Securities have vested;

(iii)                               on and after the second (2nd) anniversary of the consummation of the Holdco IPO, each Restricted Member may Transfer up to a cumulative 45% of its Pre-IPO Securities, to the extent such Pre-IPO Securities have vested;

(iv)                              on and after the third (3rd) anniversary of the consummation of the Holdco IPO, each Restricted Member may Transfer up to a cumulative 60% of its Pre-IPO Securities, to the extent such Pre-IPO Securities have vested;

(v)                                 on and after the fourth (4th) anniversary of the consummation of the Holdco IPO, each Restricted Member may Transfer up to a cumulative 75% of its Pre-IPO Securities, to the extent such Pre-IPO Securities have vested;

(vi)                              on and after the fifth (5th) anniversary of the consummation of the Holdco IPO, each Restricted Member may Transfer up to a cumulative 90% of its Pre-IPO Securities, to the extent such Pre-IPO Securities have vested; and

(vii)                           on and after the sixth (6th) anniversary of the consummation of the Holdco IPO, the Lock-Up Restrictions shall no longer apply, and each Restricted Member may Transfer any or all of its remaining Pre-IPO Securities, to the extent such Pre-IPO Securities have vested.

(c)                                  For the purposes of paragraph (b) of this Exhibit B, the percentage of Pre-IPO Securities permitted to be Transferred shall be determined based on the total number of shares of Class A Common Stock owned by each Restricted Member as of the date hereof (including any Pre-IPO Securities to be sold thereby pursuant to the Equity Purchase Agreements, but excluding any shares of Class A Common Stock underlying awards under the Virtu Financial, Inc. 2015 Management Incentive Plan (the “Pubco MIP”) made thereto in connection with the IPO) (“IPO Grants”)), in each case, determined on an “as-converted” basis based on the number of shares of Class A Common Stock, in the aggregate and without duplication, into which the Pre-IPO Securities owned of record thereby (whether vested or unvested) are directly or indirectly convertible or exchangeable; provided that, for the purposes of clause (b)(i) only, such total number of Pre-IPO Securities owned by such Restricted Member shall be determined based on the number of such Pre-IPO Securities that would have been owned thereby as of the date of the Reorganization assuming that, for the purposes of reclassifying the limited liability company interests of Holdco into Holdco Common Units pursuant to Section 2.1(b)(vi) of the Reorganization Agreement, the Midpoint Liquidation Value was the hypothetical liquidation value of Holdco and the IPO price per share of the Class A Common Stock was the IPO Price Range Midpoint.

(d)                                 Notwithstanding anything herein to the contrary in this Exhibit B, the Lock-Up Restrictions shall not apply to (i) shares of Pubco Common Stock and any securities then convertible into or exchangeable for shares of Pubco Common Stock acquired (x) in open market transactions after the completion of the IPO or (y) pursuant to awards under the Pubco MIP (including any IPO Grants), (ii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the Transfer of shares of Pubco Common Stock; provided that such plan does not provide for the Transfer of shares of Pubco Common Stock not otherwise permitted pursuant to clause (b) above, (iii) the granting of a revocable proxy to officers or directors of Pubco at the request of the Pubco Board in connection with actions to be taken at annual or special meetings of stockholders or in connection with any action by written consent of the stockholders solicited by the Pubco Board (at such times as action by written consent of stockholders is permitted under the certificate of incorporation of Pubco), (iv) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with Pubco and/or its stockholders that (A) is disclosed in writing to the Secretary of Pubco, (B) either has a term not exceeding one (1) year or is terminable by such Restricted Member at any time and (C) does not involve any payment of cash, securities, property or other consideration to such Restricted Member other than the mutual promise to vote Pre-IPO Securities in a designated manner, (v) entering into a customary voting or support agreement (with or without granting a proxy) in connection with  any merger, consolidation or other business combination of Pubco, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock  receive the same consideration per share paid in the tender offer) (a “Business Combination”), (vi) the fact that the spouse of such Restricted Member possesses or obtains an interest in such holder’s Pre-IPO Securities arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Pre-IPO Securities, (vii) any Transfer in connection with, and as contemplated by, the Reorganization Agreement, (viii) any Transfer pursuant to any Business Combination and, to the extent such Business Combination is a Disposition Event, following such Disposition Event (it being understood and agreed that, to the extent such Business Combination is not a Disposition Event, the Lock-Up Restrictions shall continue to apply to any securities into which such Pre-IPO Securities are exchanged or converted in such Business Combination).

(e)                                  Each Restricted Member also agrees and consents to the entry of stop transfer instructions with Pubco’s transfer agent and registrar against the transfer of each Restricted Member’s shares of Pubco Common Stock except in compliance with this Exhibit B.

(f)                                   For the avoidance of doubt, in addition to the Lock-Up Restrictions, (i) any Transfer of Common Units shall be subject to the restrictions on Transfer applicable thereto pursuant to the Agreement and (ii) the Attributable Units in which such Restricted Member has an indirect ownership interest shall be subject to the restrictions on exchange set forth in the Exchange Agreement; provided that, the Lock-Up Restrictions shall not preclude such Restricted Member from delivering an Exchange Election in connection with an Exchange (as such term is defined in the Exchange Agreement), so long as such Exchange is not consummated prior to the date such Restricted Member would be entitled to Transfer the shares of Class A Common Stock issuable in such Exchange in accordance with the Lock-Up Restrictions.

(g)                                  For the purpose of this Exhibit B:

(i)                                     “IPO Price Range Midpoint” means the midpoint of the estimated public offering price range for the Class A Common Stock set forth on the cover page of the preliminary prospectus forming a part of the registration statement on Form S-1 filed by Pubco with the SEC on [   ], 2015.

(ii)                                  “Midpoint Liquidation Value” means the aggregate equity value of Holdco as of the date of the Reorganization implied by the IPO Price Range Midpoint.

(iii)                               “Pre-IPO Securities” means (i) any Common Units, and (ii) any Holdco Common Units or shares of Pubco Common Stock (x) into which the foregoing are converted or exchanged (including pursuant to an exchange of Holdco Common Units, together with shares of Class C Common Stock, for shares of Class A Common Stock pursuant to the Exchange Agreement) or (y) that are distributed in respect of the foregoing.

(iv)                              “Transfer” means any offer, sale, contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest, pledge or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise.  The foregoing restriction is expressly agreed to preclude the relevant person from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the referent securities even if such securities would be disposed of by someone other than such person. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the referent securities or with respect to any security that includes, relates to, or derives any significant part of its value from such securities.  The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.